FORM OF

AMENDMENT NUMBER FOUR TO THE

AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment Number Four (this “Amendment”), dated February 27, 2026, amends that certain Amended and Restated Transfer Agency and Service Agreement (the “Agreement”), dated February 29, 2024, as may be amended from time to time, by and among The Hartford Mutual Funds, Inc., The Hartford Mutual Funds II, Inc., each a Maryland corporation, and Hartford Schroders Private Opportunities Fund, a Delaware statutory trust (each, a “Fund” and together, the “Funds”), each having its principal office and place of business at 690 Lee Road, Wayne, PA 19087, and Hartford Administrative Services Company (“HASCO”), a Minnesota corporation and a wholly owned subsidiary of Hartford Funds Management Group, Inc., a Delaware corporation, each of which has its principal office and place of business at 690 Lee Road, Wayne, PA 19087.

WHEREAS, the Funds and HASCO desire to amend the Agreement to revise the contractual expense limitation arrangements set forth in Table C-1 under Schedule C (Transfer Agency Fee and Expense Limitation by Share Class) to the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Funds and HASCO agree as follows:

1.	Effective February 27, 2026, Table C-1 of Schedule C is deleted in its entirety and replaced with the following:
2.

Table C-1: TA Fee Cap
Applicable Period: February 27, 2026, through February 28, 2027
Fund	Share Class	TA Fee Cap
The Hartford Inflation Plus Fund	A	0.145% (14.5 bps)
The Hartford Short Duration Fund	A	0.104% (10.4 bps)
Hartford Small Cap Growth Fund	A	0.234% (23.4 bps)
Hartford Core Equity Fund	I	0.095% (9.5 bps)
The Hartford Dividend and Growth Fund	I	0.108% (10.8 bps)
Hartford Dynamic Bond Fund	I	0.111% (11.1 bps)
Hartford Growth Opportunities Fund	I	0.103% (10.3 bps)
The Hartford International Value Fund	I	0.119% (11.9 bps)

Table C-1: TA Fee Cap
Applicable Period: February 27, 2026, through February 28, 2027
Fund	Share Class	TA Fee Cap
Hartford Schroders International Stock Fund	I	0.116% (11.6 bps)
Hartford Municipal Opportunities Fund	I	0.122% (12.2 bps)
The Hartford Short Duration Fund	I	0.083% (8.3 bps)
The Hartford Total Return Bond Fund	I	0.082% (8.2 bps)
The Hartford Small Cap Growth Fund	Y	0.079% (7.9 bps)

3.

This Amendment supersedes that certain Amendment Number Three, dated February 28, 2025, to the Agreement (the “2025 Amendment”), including any amendments thereto, and any similar previous agreement between the parties; provided, however, to the extent that there is a conflict between the 2025 Amendment and this Amendment, the expense limitation provision that provides for the lower transfer agency fee shall apply for the period during which both the 2025 Amendment and this Amendment are effective.

4.	All other terms of the Agreement shall remain in full force and effect.

5.	This Amendment may be executed by the parties hereto on any number of counterparts, and all of such counterparts taken together shall be deemed one and the same instrument.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

THE HARTFORD MUTUAL FUNDS, INC. THE HARTFORD MUTUAL FUNDS II, INC. HARTFORD SCHRODERS PRIVATE OPPORTUNITIES FUND

Name:	Thomas R. Phillips
Title:	Secretary and Vice President

HARTFORD ADMINISTRATIVE SERVICES COMPANY

Name:	Amy N. Furlong
Title:	Chief Financial Officer